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                                                                    EXHIBIT 12.2


                                  TIME WARNER
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN MILLIONS, EXCEPT RATIOS)


                                                                                                     HISTORICAL
                                                                              ----------------------------------------------------
                                                                               SIX MONTHS
                                                     PRO FORMA                   ENDED
                                        -----------------------------------     JUNE 30,           YEAR ENDED DECEMBER 31,
                                        SIX MONTHS ENDED     YEAR ENDED       ------------  --------------------------------------
                                        JUNE 30, 1996(a) DECEMBER 31, 1995(a)  1996   1995   1995    1994    1993    1992     1991
                                        ----------------  -----------------   ------  ----  ------  ------  ------  ------  -------
EARNINGS:
Net income (loss) before income taxes
  and extraordinary item..............        $(126)           $  (98)        $  (80) $ 33  $    2  $   89  $   81  $  320  $    52
Interest expense......................          533             1,089            471   429     877     769     698     729      912
Amortization of capitalized interest..           10                15              1     2       2       2      --      19       23
Portion of rents representative of an
  interest factor.....................           44                91             29    26      57      52      54      85       78
Preferred stock dividend requirements
  of majority-owned subsidiaries......           36                67             36    --      11      --      --      --       --
Adjustment for partially-owned
  subsidiaries and 50%-owned
  companies...........................          396               649            396   356     691     665     663      97       73
Undistributed losses of less than 50%-
  owned companies.....................           17               104             30    34     117      82      47      56       56
                                        ----------------  -----------------   ------  ----  ------  ------  ------  ------  -------
    Total earnings....................        $ 910            $1,917         $  883  $880  $1,757  $1,659  $1,543  $1,306  $ 1,194
                                        ================  =================   ======  ====  ======  ======  ======  ======  =======

FIXED CHARGES:
Interest expense......................        $ 533            $1,089         $  471  $429  $  877  $  769  $  698  $  729  $   912
Capitalized interest..................           11                21              2     2       4       2      --      15       17
Portions of rents representative of an
  interest factor.....................           44                91             29    26      57      52      54      85       78
Preferred stock dividend requirements
  of majority-owned subsidiaries......           36                67             36    --      11      --      --      --       --
Adjustment for partially-owned
  subsidiaries and 50%-owned
  companies...........................          305               655            305   359     697     668     664      81       45
Pretax income necessary to cover
  preferred stock dividend
  requirements........................          249               438            167    14      72      20     218     905    1,382
                                        ----------------  -----------------   ------  ----  ------  ------  ------  ------  -------
    Total combined fixed charges
      and preferred stock dividends...       $1,178            $2,361         $1,010  $830  $1,718  $1,511  $1,634  $1,815  $ 2,434
                                        ================  =================   ======  ====  ======  ======  ======  ======  =======
Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements (deficiency in the
  coverage of combined fixed charges
  and preferred stock dividends by
  earnings before fixed charges and
  preferred stock dividends)..........       $ (268)           $ (444)        $ (127)  1.1x    1.0x    1.1x $  (91) $ (509) $(1,240)
                                        ================  =================   ======  ====  ======  ======  ======  ======  =======

- ------------------
(a) The pro forma ratio of earnings to combined fixed charges and preferred stock dividends of Time Warner for the six months ended June 30, 1996 gives effect to the Series K Refinancing, the 1996 Convertible Debt Refinancing and the TBS Transaction as if the transactions occurred at the beginning of 1995. The pro forma ratio of earnings to combined fixed charges and preferred stock dividends of Time Warner for the year ended December 31, 1995 gives effect to the ITOCHU/Toshiba Transaction, the Cable Transactions, the Debt Refinancings, the Asset Sale Transactions and the TBS Transaction as if the transactions occurred at the beginning of such period.